EXHIBIT 99.1
FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES ESTIMATED FOURTH QUARTER 2013 RESULTS
AND 2014 FINANCIAL GUIDANCE

The Woodlands, Texas (February 10, 2014) - TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced 2014 earnings guidance, a preliminary estimate of fourth quarter 2013 results, and recent operational updates.

Highlights of the estimated fourth quarter 2013 results and 2014 earnings guidance include:

•	estimated fourth quarter 2013 earnings per fully diluted share attributable to TETRA stockholders of $0.10 to $0.12, excluding Maritech and unusual charges totaling $(0.25) per share; and

•	a projected increase in adjusted 2014 earnings per share of 37%, based on the midpoints of estimated 2013 results and 2014 guidance.

Excluding an expected loss from the continued winding-down of the Maritech segment, earnings guidance for 2014 is $0.80 to $0.90 per fully diluted share from continuing operations attributable to TETRA stockholders.

In addition, the Company announced that it expects to report adjusted fourth quarter 2013 results of $0.10 to $0.12 per fully diluted share, excluding a loss in the Maritech segment and certain unusual items that together are expected to aggregate to a quarterly loss of approximately $(0.25) per share. Fourth quarter 2013 results reflect: a) continued weakness in the Company’s North American production testing operations; b) customer delays in certain deepwater completion fluids projects in the Gulf of Mexico; c) inclement weather conditions which delayed decommissioning work on certain Maritech properties and also affected our North American onshore operations; and d) early progress in expansion of the Company’s customer base following recent additions to the senior sales staff. Including such items and the Maritech segment’s loss, the preliminary estimate of fourth quarter 2013 results is a loss of $(0.13) to $(0.15) per fully diluted share attributable to TETRA stockholders. Fourth quarter and full year results will be published in the February 28th earnings release.

In addition to the fourth quarter earnings estimate and 2014 guidance, the Company is providing the following operational updates:

•
Given the strength of the fluids business, in January 2014, TETRA completed the buyout of its Saudi Arabia joint venture partner, which is also TETRA’s entity for production testing in Saudi Arabia. This has resulted in the Company owning 100% of the Saudi Arabian completion fluids business. In addition, during January, TETRA completed the acquisition of a privately held water management business based in South Texas, with multiple operational centers serving the Eagle Ford market, the Permian Basin, and the Bakken market in North Dakota. This business augments the Company’s growing water management business, within the Fluids Division. The total investment to-date for these two transactions was $30 million.

•
The Company’s Maritech activities have been reduced to the abandonment and decommissioning work on four operated properties that was delayed in 2013 due to difficult weather conditions; these projects are currently expected to be completed in late Q2 or early Q3, 2014.

•	Consistent with previously announced plans, the DB-1 heavy lift barge was sold in January, 2014.

•
TETRA’s CEO has assumed direct responsibility for the management of the Production Testing and Fluids businesses on a transitional basis as a result of a recent change in management. In this role, Mr. Brightman will continue to focus on improving the profitability of our production testing operations in North America, growing the water management business, and expanding completion fluids activities.

Financial guidance for 2014 and estimated results for the fourth quarter of 2013 that exclude the impact of the Maritech segment and unusual charges are non-GAAP financial measures. As discussed below, management believes that it is helpful to an understanding of the Company’s business going forward to present financial guidance and projected results that exclude the impact of Maritech. Such results, reconciled to the nearest GAAP financial measures, are included at the end of this press release.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, commented, “Our preliminary estimate of $0.10 to $0.12 of adjusted earnings per fully diluted share for the fourth quarter of 2013 excludes Maritech and certain unusual items, including the impairment of the DB-1 heavy lift barge, which was sold in January of this year. Maritech’s results for the fourth quarter include a charge related to an increase in the estimated current and future well abandonment and decommissioning liabilities of $19.0 to $21.0 million, primarily due to weather conditions in November that disrupted work in progress, and additional information determined during the fourth quarter related to certain of the wells.”

Mr. Brightman continued, “For the Fluids Division, our midrange 2014 guidance estimates of $435 million in revenues and $82.5 million of pretax profit represent a significant improvement over our expected 2013 results. One of the main drivers of this anticipated improvement is our anticipation of a continuing increase in activity in the deepwater Gulf of Mexico during 2014. During 2013, we achieved record production levels at our calcium chloride production facility in El Dorado, Arkansas, and we completed a planned expansion of our West Memphis, Arkansas calcium bromide and zinc bromide production facility. With this improved outlook and additional capacity, we believe that we are well positioned to continue to meet increased demand for completion fluids in the deepwater Gulf of Mexico. In addition, we believe that 2014 results will benefit from the continuing growth of our water management business through geographic expansion in the U.S., recent capital additions, and further planned capital investment. Our Fluids Division will also benefit from the January 2014 acquisition of the remaining ownership interest in our Saudi Arabian joint venture.

“For the Production Testing segment, our midrange 2014 guidance estimates are $230 million in revenues and $30.5 million of pretax profit. This segment encountered very challenging markets in the U.S., Canada and Mexico during 2013. We have taken aggressive cost reduction actions in all three regions, while simultaneously expanding our sales capabilities. We believe that this combination of reduced costs and increased sales focus will result in a year-over-year improvement in profitability and revenues, and we expect to see sequential improvements on a quarterly basis beginning in the first quarter of 2014. We expect to achieve this improvement despite a delay in the expected increase in activity in Mexico. The projected increase in revenues over 2013 is also aided by the consolidation of our Saudi Arabian production testing activities as a result of our acquisition of the joint venture.

“Our midrange 2014 guidance estimates for the Compressco segment are $132.5 million in revenues and $26.0 million of pretax profit. This expected improvement over anticipated 2013 results is driven by a combination of several factors. First, we expect to continue to benefit from improved activity levels in the U.S. Over the past year, we have achieved earnings growth in the U.S. from unconventional applications in oils, liquids and associated gas, primarily in vapor recovery. In addition, we recently acquired compression assets that will position us for growth in the 80 to 300 horsepower, three-stage high pressure compression gas lift markets. We expect a slow but steady increase in activity in Mexico to contribute to improved results, despite a delay in the previously anticipated timing. Finally, given the recent improvement in gas prices, we expect activity from our legacy customer base in conventional gas applications to benefit 2014 results.

“Our midrange 2014 guidance estimates for the Offshore Services segment are $247.5 million in revenues and $31.5 million of pretax profit. This relatively flat year-over-year forecast assumes a static market environment throughout 2014. We believe that the cost reductions we have implemented over the past year as well as our expansion into new market applications in the Gulf of Mexico will offset a decrease in activity, during 2014, that is associated with our completion of the Maritech abandonment and decommissioning work. While the market environment for Offshore Services continues to be challenging, we have continued to see an improvement in the speed of issuance of federal decommissioning permits. The monetization of non-core assets combined with the earnings improvement demonstrated in 2013 gives us confidence in the segment’s ability to generate strong returns, going forward.

“The allocation among our operating segments of anticipated capital expenditures of $117 million in 2014 (excluding $2.0 million of corporate capital expenditures) is similar to our distribution of capital in 2013. We expect to continue to invest in the growth of our Fluids, Production Testing and Compressco segments. In addition, we anticipate increased capital spending in Offshore Services during 2014, primarily in the first quarter, related to approximately $10.0 million of required maintenance associated with an intermediate class inspection on three of our major assets.”

Divisional Estimates
(in millions)		Profit Before
	Revenues	Tax (PBT)		Cash CapEx		DD&A
Fluids Division	$425 - 445	$80 - 85		$39		$29
Production Testing	220 - 240	29 - 32		28		33
Compressco	130 - 135	24 - 28		34		16
Production Enhancement Division	350 - 375	53 - 60		62		49
Offshore Services	245 - 250	30 - 33		16		15
Intersegment eliminations	(13) - (14)	0		0		0
Offshore Division	232 - 236	30 - 33		16		15
Operating divisions total	$1,007 - 1,056	$163 - 178	(1)	$117	(2)	$93	(3)

(1) Operating division guidance excludes an expected pretax loss of $1 million in the Maritech segment.
(2) Excludes $2 million of corporate.
(3) Excludes $1 million of corporate.

Consolidated 2014 Estimate
(in millions, except per share amounts)
	TETRA Earnings Guidance Range
Operating profit (divisional PBT)	$163.0	$178.0
Corporate overhead	(45.0)	(47.0)
Net interest and other expenses	(18.0)	(19.0)
Income before taxes	100.0	112.0
Provision for income taxes	(32.5)	(36.4)
Net income	67.5	75.6
Net income attributable to non-controlling interest	(4.0)	(4.0)
Net income attributable to TETRA stockholders	$63.5	$71.6
Fully diluted shares outstanding	79.5	79.5
Adjusted per share earnings excluding Maritech	$0.80	$0.90
Maritech loss	(0.01)	(0.01)
Consolidated per share earnings guidance	$0.79	$0.89

Reconciliation of Non-GAAP Financial Measures

This press release refers to estimated fourth quarter 2013 results and earnings guidance for 2014 that exclude Maritech and unusual charges. These financial measures are not derived in accordance with generally accepted accounting principles, or “GAAP.”

The Company has provided the following table, which contains estimated results for the fourth quarter of 2013 excluding the impact of Maritech and unusual charges. The Consolidated 2014 Estimate table above also reflects 2014 earnings guidance excluding the impact of Maritech and reconciles such amount to the consolidated per share earnings guidance in accordance with GAAP. The Company’s management views estimated results excluding Maritech and unusual charges as an appropriate measure by which to evaluate results of operations following the sales of Maritech oil and gas producing properties that occurred during 2011 and 2012. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for financial performance presented in accordance with GAAP.

Three Months Ended December 31, 2013
(in millions, except per share amounts)		Net Income Per
	Profit Before Tax	Fully Diluted Share
Estimated fourth quarter 2013 results attributable to
TETRA stockholders	$(19.0) - (17.6)	$(0.15) - (0.13)
Maritech loss and unusual charges	(30.0)	(0.25)
Estimated fourth quarter 2013 results attributable to TETRA
Stockholders excluding Maritech and unusual charges	$11.0 - 12.4	$0.10 - 0.12

TETRA is a geographically diversified oil and gas services company focused on completion fluids and associated products and services, frac-water management, after-frac flow back, production well testing, offshore rig cooling, compression based production enhancement, and selected offshore services, including well plugging and abandonment, decommissioning, and diving.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operational business segments for 2013 and 2014, anticipated benefits from the Company's acquisitions of assets and businesses, projections concerning the Company's business activities in the Gulf of Mexico, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com

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